UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 27, 2011

Saia, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-49983	48-1229851
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia		30097
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	770-232-5067

No Change
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 27, 2011, the Board of Directors of Saia, Inc. (the "Company") approved and adopted an amendment (the "Amendment") to the Saia, Inc. Amended and Restated 2003 Omnibus Incentive Plan (the "2003 Plan"). The 2003 Plan provides for the grant or award of stock options, stock appreciation rights, restricted and unrestricted stock, and performance unit awards to assist the Company in attracting and retaining outstanding executive, managerial, supervisory or professional employees and non-employee directors. The purposes of the Amendment were:

• to include the definition of "Change in Control" in Section 2 the 2003 Plan to conform to the definition of "Change in Control" in 2011 Omnibus Incentive Plan. The 2011 Omnibus Incentive Plan has been approved by the Board of Directors of the Company and the Company anticipates presenting it to the stockholders of the Company for approval; and
• to delete and replace Section 10 of the 2003 Plan in its entirety, which previously required that at least fifty percent of each non-employee director’s annual board and committee retainers be paid in Company common stock, subject to adjustment for insufficient shares of Company common stock available. As amended, Section 10 provides that annual board and committee retainers are to be paid in cash, but it allows each non-employee director to receive some or all, at each director’s election, of his or her annual board and committee retainers in Company common stock.
The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

10.1 Amendment to the Saia, Inc. Amended and Restated Omnibus Incentive Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saia, Inc.

February 2, 2011	By:	James A. Darby

Name: James A. Darby
Title: Vice President of Finance and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amendment to the Saia, Inc. Amended and Restated Omnibus Incentive Plan.